Exhibit 99.1
FOR IMMEDIATE RELEASE
HENRY SCHEIN ANNOUNCES ALTERNATE INSTRUCTIONS
FOR ACCESSING TODAY’S THIRD QUARTER EARNINGS WEBCAST
MELVILLE, N.Y. — November 1, 2011 – Henry Schein, Inc. (NASDAQ: HSIC) announced alternate instructions for accessing its third quarter earnings webcast taking place this morning at 10 a.m. ET. For those interested in accessing the webcast who may experience technical difficulties contacting the Henry Schein website, please click on or paste the following link into your browser:
http://www.media-server.com/m/acs/d59373a7b4da86568ea544bd77f074f0 This link will take you directly to the webcast.
About Henry Schein
Henry Schein, Inc. (NASDAQ: HSIC), the largest provider of health care products and services to office-based practitioners, is a Fortune 500® company and a member of the NASDAQ 100® Index. The Company is recognized for its excellent customer service and highly competitive prices. Henry Schein’s five businesses – Dental, Medical, Animal Health, International, and Technology – serve more than 700,000 customers worldwide, including dental practitioners and laboratories, physician practices and animal health practices, as well as government and other institutions. The Company operates through a centralized and automated distribution network, which provides customers in more than 200 countries with a comprehensive selection of more than 90,000 national and Henry Schein private-brand products in stock, as well as more than 100,000 additional products available as special-order items. Henry Schein also provides exclusive, innovative technology offerings for dental, medical, and veterinary professionals, including value-added practice management software and electronic health record solutions.
Headquartered in Melville, N.Y., Henry Schein employs more than 14,000 people and has operations or affiliates in 25 countries. The Company’s net sales reached a record $7.5 billion in 2010. For more information, visit the Henry Schein Web site at www.henryschein.com.

CONTACTS:	Susan Vassallo Vice President, Corporate Communications susan.vassallo@henryschein.com (631) 843-5562